Exhibit 99.1

Weyco Reports Fourth Quarter And Full Year 2019 Results

MILWAUKEE, March 10, 2020 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2019.

FOURTH QUARTER
Net sales for the fourth quarter of 2019 were $86.9 million, down 3% compared to fourth quarter 2018 net sales of $89.6 million. Earnings from operations were $11.5 million in the fourth quarter of 2019, down 3% compared to $11.9 million in the fourth quarter of 2018. Net earnings attributable to the Company totaled $8.8 million for the quarter, a decrease of 8% compared to $9.6 million in last year's fourth quarter. Diluted earnings per share were $0.90 per share in the fourth quarter of 2019, and $0.93 per share in the fourth quarter of 2018.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $68.8 million in the fourth quarter of 2019, a decrease of 3% compared to $70.8 million in the fourth quarter of 2018. Within the wholesale segment, net sales of the Stacy Adams brand were down 11% due mainly to lower sales with national shoe chains and department stores. Net sales of the Nunn Bush brand were down 7% due primarily to lower sales to department stores, partially offset by higher sales to e-commerce retailers. Net sales of the BOGS brand were down 5% for the quarter due to lower sales in Canada as a result of the mild start to the winter. These sales decreases were partially offset by a 9% increase in sales of the Florsheim brand due to increases across most major distribution channels. Licensing revenues were $1.1 million in the fourth quarter of 2019 and $734,000 in last year's fourth quarter.

Gross earnings for the wholesale segment were 40.4% of net sales in the fourth quarter of 2019 compared to 40.0% of net sales in the fourth quarter of 2018. Despite the decrease in fourth quarter sales, wholesale earnings from operations increased 5% to $10.9 million for the quarter, compared to $10.4 million in last year's fourth quarter. This increase was largely the result of lower selling and administrative expenses.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its e-commerce businesses in the United States, were $9.1 million in the fourth quarter of 2019, up 11% compared to $8.2 million in last year's fourth quarter. Same store sales (which include U.S. e-commerce sales) were up 9% for the quarter due to higher sales on the Company's websites. The increase in web sales can be attributed to the Company's investments in e-commerce marketing software. Despite the increase in sales, retail earnings from operations decreased to $1.5 million in the fourth quarter of 2019 from $1.9 million in the fourth quarter of 2018. This decrease was due to lower operating results at the Company's brick and mortar locations, as a result of lower foot traffic, and higher advertising costs from the Company's e-commerce businesses.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $9.0 million in the fourth quarter of 2019, down 15% compared to $10.6 million in the fourth quarter of 2018. This decrease was primarily due to a 15% decline in net sales at Florsheim Australia, with sales down in both its wholesale and retail businesses, due to the challenging retail environment in Australia and Asia. The weaker Australian dollar relative to the U.S. dollar also contributed to the decrease, as Florsheim Australia's net sales in local currency were down 10% for the quarter. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $854,000 for the quarter, compared to operating losses of $333,000 in the same period last year. The decline between periods was primarily due to lower sales and higher operating costs in Florsheim Australia's retail businesses. In the fourth quarter of 2019, Florsheim Australia's operating expenses included approximately $500,000 of costs to exit unprofitable stores.

FULL YEAR 2019
Overall net sales were $304.0 million in 2019, an increase of 2% compared to $298.4 million in 2018. Earnings from operations were $27.0 million in 2019, up 6% compared to $25.5 million in 2018. Net earnings attributable to the Company rose 2% to $20.9 million in 2019, from $20.5 million in 2018. Diluted earnings per share were $2.10 per share in 2019, up from $1.97 per share in 2018.

Net sales in the North American wholesale segment were $242 million in 2019, up 4% compared to $233 million in 2018. Within the wholesale segment, net sales of our Florsheim and BOGS brands were up 17% and 8%, respectively, with increases across most major distribution channels. Stacy Adams net sales decreased 3% for the year due mainly to lower sales with off-price retailers, partially offset by higher sales to e-commerce retailers. Net sales of the Nunn Bush brand were down 9% due primarily to lower sales to department stores, partially offset by higher sales to e-commerce retailers. Licensing revenues were $3.0 million in 2019 and $2.5 million in 2018.

North American wholesale segment gross earnings as a percent of net sales were 36.6% in 2019 and 35.6% in 2018. Wholesale earnings from operations were $27.8 million in 2019, up 20% compared to $23.1 million in 2018, due mainly to higher sales and gross margins.

In the North American retail segment, net sales were $25.2 million in 2019, up 11% compared to $22.7 million in 2018. Same store sales were up 10% for the year, due mainly to increased sales on the Company's websites. The increase in web sales can be attributed to the Company's investments in e-commerce marketing software. Earnings from operations for the retail segment were $2.8 million in 2019, up 2% from $2.7 million in 2018, due mainly to the higher e-commerce sales.

The Company's other businesses had net sales of $36.7 million in 2019, down 13% compared to $42.3 million in 2018. The decrease was primarily due to lower net sales at Florsheim Australia. Florsheim Australia's net sales were down 12% for the year, with lower sales in both its wholesale and retail businesses, due to the challenging retail environment in Australia and Asia. The weaker Australian dollar relative to the U.S. dollar also contributed to the decrease, as Florsheim Australia's net sales in local currency were down 5% for the year. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $3.5 million in 2019, compared to operating losses of $379,000 in 2018. The decrease between years was primarily due to lower sales and gross margins, and higher selling and administrative expenses at Florsheim Australia. In 2019, Florsheim Australia's operating expenses included $940,000 of costs to exit unprofitable stores. Additionally, these stores generated $350,000 of Florsheim Australia's operating losses in 2019.

In 2019, the U.S. government announced it would impose an additional 15% tariff on footwear sourced from China. The tariff on leather footwear, which primarily impacts the Florsheim, Stacy Adams, and Nunn Bush brands, took effect on September 1, 2019 and was subsequently reduced to 7.5% on February 14, 2020. The tariff on rubber and other non-leather footwear, which primarily impacts the BOGS brand, was expected to take effect on December 15, 2019, but never commenced as the U.S. government suspended it indefinitely. For the fourth quarter and full year 2019, the tariff on leather footwear did not have a material impact on the Company's results of operations because most of the inventory sold in 2019 was received before the tariff took effect. For 2020, in an effort to mitigate the overall impact of the tariff cost increases, the Company negotiated wholesale price increases with many of its customers and price reductions from many of its Chinese suppliers.

"Our North American wholesale business had strong earnings growth in 2019, fueled by record sales of our Florsheim brand," stated Thomas Florsheim, Jr., the Company's Chairman and CEO. "The BOGS brand also delivered strong results for the year, contributing to the overall success in this segment. At retail, our sales and earnings improved due to the growth of our domestic e-commerce websites. Gains in our North American businesses were partially offset by losses at Florsheim Australia, due to the challenging retail environment overseas. We have been working hard to turn these businesses around in an effort to improve Florsheim Australia's bottom line in 2020."

On March 10, 2020, the Company's Board of Directors declared a quarterly cash dividend of $0.24 per share to all shareholders of record on March 20, 2020, payable March 31, 2020.

Conference Call Details
Weyco Group, Inc. will host a conference call on March 11, 2020, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2019 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to:
https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UJhQCdNnHKbYqu.The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/7mbgweud. A recording of the conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group
Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(In thousands, except per share amounts)

Net sales	$ 86,905	$ 89,586	$ 304,011	$ 298,375
Cost of sales	48,416	50,228	180,049	178,295
Gross earnings	38,489	39,358	123,962	120,080

Selling and administrative expenses	26,948	27,460	96,922	94,621
Earnings from operations	11,541	11,898	27,040	25,459

Interest income	160	242	823	981
Interest expense	(82)	(35)	(244)	(45)
Other expense, net	(293)	(224)	(535)	(638)

Earnings before provision for income taxes	11,326	11,881	27,084	25,757

Provision for income taxes	2,511	2,413	6,202	5,798

Net earnings	8,815	9,468	20,882	19,959

Net loss attributable to noncontrolling interest	-	(127)	-	(525)

Net earnings attributable to Weyco Group, Inc.	$ 8,815	$ 9,595	$ 20,882	$ 20,484

Weighted average shares outstanding
Basic	9,820	10,170	9,904	10,168
Diluted	9,824	10,307	9,953	10,391

Earnings per share
Basic	$ 0.90	$ 0.94	$ 2.11	$ 2.01
Diluted	$ 0.90	$ 0.93	$ 2.10	$ 1.97

Cash dividends declared (per share)	$ 0.24	$ 0.23	$ 0.95	$ 0.91

Comprehensive income	$ 5,985	$ 9,695	$ 17,918	$ 19,246

Comprehensive loss attributable to noncontrolling interest	-	(127)	-	(997)

Comprehensive income attributable to Weyco Group, Inc.	$ 5,985	$ 9,822	$ 17,918	$ 20,243

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2019	2018
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 9,799	$ 22,973
Marketable securities, at amortized cost	5,904	1,525
Accounts receivable, net	51,532	51,533
Inventories	86,713	72,684
Prepaid expenses and other current assets	6,047	5,380
Total current assets	159,995	154,095

Marketable securities, at amortized cost	15,814	18,702
Deferred income tax benefits	2,487	1,277
Property, plant and equipment, net	32,214	28,707
Operating lease right-of-use assets	18,753	-
Goodwill	11,112	11,112
Trademarks	32,868	32,868
Other assets	23,674	23,283
Total assets	$ 296,917	$ 270,044

LIABILITIES AND EQUITY:
Short-term borrowings	$ 7,049	$ 5,840
Accounts payable	12,455	12,764
Dividend payable	2,355	2,308
Operating lease liabilities	6,505	-
Accrued liabilities	13,422	14,306
Accrued income tax payable	90	912
Total current liabilities	41,876	36,130

Deferred income tax liabilities	3,085	3,724
Long-term pension liability	27,523	23,112
Operating lease liabilities	14,110	-
Other long-term liabilities	329	1,495
Total liabilities	86,923	64,461

Common stock	9,873	10,057
Capital in excess of par value	65,832	64,263
Reinvested earnings	158,825	152,835
Accumulated other comprehensive loss	(24,536)	(21,572)
Total equity	209,994	205,583
Total liabilities and equity	$ 296,917	$ 270,044

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2019	2018
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 20,882	$ 19,959
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	3,292	3,712
Amortization	194	318
Bad debt expense	122	311
Deferred income taxes	(869)	643
Net foreign currency transaction (gains) losses	(13)	459
Share-based compensation expense	1,452	1,513
Pension contribution	-	(3,000)
Pension expense	1,047	696
Impairment of long-lived assets	259	356
Loss on disposal of fixed assets	330	-
Increase in cash surrender value of life insurance	(564)	(528)
Changes in operating assets and liabilities -
Accounts receivable	(138)	(2,409)
Inventories	(14,042)	(12,387)
Prepaid expenses and other assets	(623)	531
Accounts payable	(315)	3,898
Accrued liabilities and other	(817)	(2,617)
Accrued income taxes	(810)	2,427
Excess tax benefits from share-based compensation	-	(830)
Net cash provided by operating activities	9,387	13,052

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(14,641)	(7,949)
Proceeds from maturities of marketable securities	13,250	11,338
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(7,392)	(1,410)
Net cash (used for) provided by investing activities	(8,938)	1,824

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,408)	(9,213)
Cash dividends paid to noncontrolling interest of subsidiary	-	(88)
Payment to acquire noncontrolling interest of subsidiary	-	(3,740)
Shares purchased and retired	(5,649)	(11,414)
Net proceeds from stock options exercised	161	4,403
Taxes paid related to the net share settlement of equity awards	(5)	(699)
Proceeds from bank borrowings	151,358	60,340
Repayments of bank borrowings	(150,149)	(54,500)
Net cash used for financing activities	(13,692)	(14,911)

Effect of exchange rate changes on cash and cash equivalents	69	(445)

Net decrease in cash and cash equivalents	$ (13,174)	$ (480)

CASH AND CASH EQUIVALENTS at beginning of year	22,973	23,453

CASH AND CASH EQUIVALENTS at end of year	$ 9,799	$ 22,973

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 7,604	$ 3,669
Interest paid	$ 244	$ 45

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880